FIRST BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER AND

NINE MONTHS ENDED MARCH 31, 2006 RESULTS

Mountain Grove, Missouri (May 1, 2006) –First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) and its subsidiary, First Home Savings Bank, announced earnings for the quarter and nine months ended March 31, 2006.

First Bancshares, Inc. had net income of $276,000 and $394,000 for the quarter and the nine months ended March 31, 2006, respectively.  Net income for the quarter ended March 31, 2005 was $53,000 and for the nine months ended March 31, 2005 was $1,969,000.

Third quarter earnings per share-basic were $.18 and earnings per share-basic for the nine months ended March 31, 2005 were $.25. Earnings per share-basic for the quarter and nine months ended March 31, 2005 were $.03 and $1.23, respectively.

Included in net income for the quarter ended March 31, 2005 was a $440,000 expense ($299,000 net of tax) for an other credit loss relating to a $439,707 draw on a letter of credit. The letters of credit were issued in connection with loans that were outstanding to the Bank’s largest substandard borrower.   Without that other expense, net income for the quarter would have been $352,000 and earnings per share – basic would have been $0.22.

Included in net income for the nine months ended March 31, 2005 was $800,000 of income from bank-owned life insurance proceeds and the $440,000 expense for other credit losses noted in the previous paragraph.  Without those items, net income for the nine months would have been $1,468,000 and earnings per share – basic would have been $0.92.

Total consolidated assets at March 31, 2006 were $237,606,000 compared to $251,138,000 at March 31, 2005.  Stockholders’ equity at March 31, 2006 was $26,842,000, or 11% of assets, compared to $27,402,000, or 11% of assets, a year ago.  Book value per common share decreased to $17.29 at March 31, 2006 from $17.65 at March 31, 2005.

Net loans decreased by $19,755,000, or 12%, from $161,146,000 at March 31, 2005 to $141,391,000 at March 31, 2006.  Deposits decreased by $11,207,000, or 5.8%, from $193,140,000 at March 31, 2005 to $181,933,000 at March 31, 2006.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of May 5, 2006, 93,623 shares had been repurchased under that plan at a cost of $1,935,000 at an average cost of $20.67.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

Contact:  James Duncan, President and CEO (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2006	2005	2006	2005
Operating Data:

Total interest income	$3,179	$3,319	$9,670	$9,989
Total interest expense	1,555	1,246	4,393	3,837
Provision for loan losses	77	284	914	338
Net interest income after provision
for loan losses	1,547	1,789	4,363	5,814
Noninterest income	438	462	1,547	2,376
Noninterest expense	1,714	2,177	5,567	5,659
Income before income tax	271	74	343	2,531
Income tax expense	(5)	21	(51)	562

Net income	$276	$53	$394	$1,969
Net income per share-basic	$0.18	$0.03	$0.25	$1.23
Net income per share-diluted	$0.18	$0.03	$0.25	$1.23

		At	At
		March 31,	June 30,
Financial Condition Data:		2006	2005

Total assets		$237,606	$244,007
Loans receivable, net		141,391	158,143
Nonperforming assets		5,050	5,836
Mortgage-backed securities		12,797	10,792
Cash and cash equivalents, including
interest-bearing deposits		25,836	20,617
Certificates of deposit and investment
securities		40,116	37,190
Customer deposits		181,933	187,143
Borrowed funds		28,000	29,074
Stockholders' equity		26,842	26,817
Book value per share		17.29	17.28